Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES

FISCAL YEAR 2014 FIRST QUARTER RESULTS

GREEN BAY, WI (February 14, 2014)--Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of contract converting, printing, laminating and business imaging products, today announced that for the first quarter of fiscal year 2014, sales were $22,029,000, compared to  the first quarter of fiscal year 2013 sales of $28,348,000.  Net loss was $52,000 or $0.01 per diluted share for the first quarter of fiscal 2014 compared to net income of $740,000 or $0.17 per diluted share for the first quarter of fiscal 2013.

As previously disclosed, on December 20, 2013, the Company announced that it had signed a definitive merger agreement (the “Merger Agreement”) with affiliates of Griffin Holdings, LLC at a price of $6.07 per share.  The transaction is to be effected by a tender offer (the “Offer”), which has been launched by Griffin’s wholly owned subsidiaries Tufco Holdings, LLC (“Parent”) and Packers Acquisition Sub, Inc. (“Sub”) and is scheduled to expire at midnight on February 21, 2014, followed by a second step merger (the “Merger”). The Offer and the Merger are subject to customary closing conditions and there can be no assurance that such transactions will be consummated.

In commenting on the results, Jim Robinson, Tufco’s CEO and President said, “The Company saw decreased profitability in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013 primarily due to decreased sales and increased non-operating administrative expenses resulting from Tufco’s pending transaction with Griffin Holdings, LLC.

“Additionally, the Company reduced borrowings under the credit facility by $749,000 during the first quarter of fiscal 2014,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing and warehousing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2014 results in comparison to fiscal 2013 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods.  The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, non-renewal or cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, the Company’s inability to benefit from any general economic improvements, react to material increases in the cost of raw materials or competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration on December 31, 2014, the Company’s ability to return to and sustain profitable operations, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, the Company’s ability to improve the run rates for its products, and changes to regulations governing its operations or other factors beyond the Company’s control.  Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations.  The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Further, all statements regarding the timing and the closing of the Offer and Merger transactions; the ability of Parent to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including uncertainties as to the timing of the Offer and Merger; uncertainties as to how many of the Company’s stockholders will tender their stock in the Offer; the possibility that competing offers may be made; the possibility that various closing conditions to the transactions may not be satisfied or waived, including that a governmental entity may prohibit or delay the consummation of the transaction; that Parent or Sub do not receive the proceeds of the financing; or that there is a material adverse change of the Company.

Contact:	Tim R Splittgerber, CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 338-2711 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000's)

	December 31, 2013	September 30, 2013
ASSETS
Cash	$134	$8
Accounts Receivable—Net	10,423	11,096
Inventories—Net	14,965	14,873
Other Current Assets	1,222	959
Total Current Assets	26,744	26,936
Property, Plant and Equipment—Net	14,170	14,790
Other Assets—Net	140	138
Total	$41,054	$41,864
LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving Line of Credit	$417	$1,166
Current Portion of Note Payable	295	290
Accounts Payable	5,357	5,094
Accrued Liabilities	346	755
Other Current Liabilities	1,026	780
Total Current Liabilities	7,441	8,085
Long-Term Debt	128	203
Deferred Income Taxes	1,736	1,783
Common Stock and Paid-in Capital	25,720	25,713
Retained Earnings	8,186	8,237
Treasury Stock	(2,157)	(2,157)
Total Stockholders’ Equity	31,749	31,793
Total	$41,054	$41,864

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000's except share and per share data)

	Three Months Ended December 31,
	2013	2012
Net Sales	$22,029	$28,348
Cost of Sales	20,420	25,855
Gross Profit	1,609	2,493
SG&A Expense	1,677	1,262
Gain on Asset Sales	—	—
Operating (Loss) Income	(68)	1,231
Interest Expense	21	60
Interest Income and Other Income	—	(9)
(Loss) Income Before Income Taxes	(89)	1,180
Income Tax (Benefit) Expense	(37)	440
Net (Loss) Income	$(52)	$740
Net (Loss) Income Per Share:
Basic	$(0.01)	$0.17
Diluted	$(0.01)	$0.17
Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947
Diluted	4,308,947	4,315,872